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                                                                    Exhibit 99.1

(REINSURANCE GROUP OF AMERICA, INCORPORATED(R) LOGO)

REINSURANCE GROUP OF AMERICA, INCORPORATED(R)

                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (636) 736-7439

FOR IMMEDIATE RELEASE

                     REINSURANCE GROUP OF AMERICA ANNOUNCES
                             TRIPLE X SECURITIZATION

     ST. LOUIS, June 28, 2006 - Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, announced today that its subsidiary, Timberlake Financial, L.L.C., completed an offering of $850.0 million of 30-year notes. Up to $150.0 million of additional notes may be offered in the future. The proceeds of the offering will provide long-term collateral to support Regulation Triple X reserves on approximately 1.5 million term life insurance policies with guaranteed level premium periods reinsured by RGA Reinsurance Company, a U.S. subsidiary.

     A. Greig Woodring, president and chief executive officer, commented, "This transaction along with other reinsurance solutions effectively provides long-term, well-matched collateral support for our portfolio of Triple X reserves on business issued prior to 2005."

     Ambac Assurance Corporation will provide a financial guarantee insurance policy to insure the timely payment of scheduled interest payments under the notes and the ultimate repayment of principal on the scheduled maturity date. The notes are rated "AAA" by Standard & Poor's and "Aaa" by Moody's Investors Service.

     The notes represent senior, secured indebtedness of Timberlake Financial, L.L.C. and its assets with no recourse to RGA or its other subsidiaries. Accordingly, management does not expect the rating agencies to include the notes in the consolidated financial leverage and coverage ratios of RGA.

     Timberlake Financial L.L.C and its wholly owned subsidiary, Timberlake Reinsurance Company II (a South Carolina special purpose, financial captive insurance company), were formed for the sole purposes of issuing the notes and reinsuring the underlying term life insurance policies with guaranteed level premium periods.

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     Woodring concluded, "This transaction represents another step in RGA's ongoing, long-term management of its Triple X reserves and reflects the diversification now available in the management of those reserves."

     Wachovia Securities was the sole structuring agent and sole book-runner for the transaction. The notes sold are not registered under the Securities Act of 1933, as amended, and may not be resold in the United States without registration or an applicable exemption from the registration requirements.

     Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest global providers of life reinsurance. In addition to its U.S. and Canadian operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, China, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $1.8 trillion of life reinsurance in force, and assets of $16.6 billion. MetLife, Inc. is the beneficial owner of approximately 53 percent of RGA's outstanding shares.

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